Exhibit 99.1

SUPPORT AGREEMENT

THIS AGREEMENT is dated as of May 30, 2012.

BETWEEN:

WILSON DISTRIBUTION HOLDINGS LLC, a limited liability company existing under the laws of Delaware

(the “Shareholder”)

AND

NOCL HOLDING B.V., a Dutch private company with limited liability

(“Purchaser”)

AND

DRECO ENERGY SERVICES ULC, a corporation existing under the laws of Alberta

(“Guarantor”)

WHEREAS CE Franklin Ltd. (“CE Franklin”), Purchaser, NOV Distribution Services ULC (“Acquisitionco”) and Guarantor have entered into an agreement dated the date hereof (as in force on the date hereof, the “Arrangement Agreement”) providing for a plan of arrangement (the “Arrangement”) under the Business Corporations Act (Alberta) (the “ABCA”), pursuant to which, among other things, Purchaser will indirectly acquire all of the outstanding commons shares of CE Franklin for cash consideration of C$12.75 for each common share of CE Franklin;

AND WHEREAS CE Franklin is required to obtain approval of the Arrangement from the holders of common shares (the “CE Franklin Shares”) in the capital of CE Franklin at a meeting of CE Franklin shareholders;

AND WHEREAS the entering into of the Arrangement Agreement by the Purchaser is subject to, among other things, the execution and delivery of this Agreement;

AND WHEREAS as of the date hereof, the Shareholder is, directly or indirectly, the beneficial owner of or exercises control or direction over 9,729,582 CE Franklin Shares (the “Subject Shares”);

AND WHEREAS Purchaser has requested that the Shareholder enter into this Agreement with respect to the Subject Shares;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder to support the Arrangement and to vote the Subject Shares in favour of the Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.	Representations of the Shareholder. The Shareholder hereby represents and warrants to the Purchaser and Guarantor and acknowledges that the Purchaser and Guarantor are relying upon such representations and warranties in entering into this Agreement and the Arrangement Agreement, that, as of the date hereof:

(a)	it is the beneficial owner of or exercises control or direction over the Subject Shares and does not beneficially own, directly or indirectly, or exercise control or direction over any other CE Franklin Shares or other securities of CE Franklin;

(b)	the Subject Shares are not subject to any voting agreement (other than this Agreement); and

(c)	it has full power and authority to make, enter into and carry out the terms of this Agreement.

2.	Covenants of Shareholder. From the date hereof until this Agreement is terminated in accordance with its terms, the Shareholder hereby agrees that, except for all such actions which are otherwise permitted hereunder, it shall:

(a)	at the CE Franklin Shareholders’ Meeting (as such term is defined in the Arrangement Agreement), vote (or cause to be voted) either in person or by proxy all voting rights attached to the Subject Shares entitled to be voted at the Meeting:

(i)	in favour of the Arrangement Resolution (as such term is defined in the Arrangement Agreement);

(ii)	in favour of any action required to complete the Arrangement or required in furtherance of the actions contemplated thereby; and

(iii)	against any proposed action by CE Franklin or any other party the result of which would be reasonably expected to impede, interfere with or delay the completion of the Arrangement;

(b)	not, directly or indirectly, exercise any securityholder rights or remedies available to the Shareholder, whether arising under statute, at common law or otherwise, to impede, frustrate, nullify, prevent, hinder, delay, upset or challenge the Arrangement;

(c)	not, directly or indirectly, take any action of any kind which would reasonably be expected to reduce the likelihood of, or interfere with, the completion of the Arrangement, including, without limitation, not, directly or indirectly, supporting or voting in favour of any Acquisition Proposal (as defined in the Arrangement Agreement) or tendering any of the Subject Shares under any Acquisition Proposal;

(d)	not, directly or indirectly, exercise any dissent or appraisal rights or any similar rights available to the Shareholder in respect of the Arrangement; and

(e)	other than (i) in connection with the performance of its obligations hereunder, or (ii) Transfers to a company under common control with the Shareholder (in which event the transferee shall agree to be bound by the terms hereof), not sell, assign, exchange, transfer, convey, encumber, hypothecate, pledge, grant a security interest in, option or otherwise convey or dispose of (including by gift) (collectively, “Transfer”) any Subject Shares or enter into any agreement, contract, commitment, option or other arrangement with respect to the Transfer of any of its Subject Shares to any person, or enter into any voting arrangement, whether by granting any proxy or other right to vote its Subject Shares, voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

3.	Control over Corporation or Trust. If any of the Subject Shares are held through a corporation or trust over which the Shareholder has control, within the meaning of the Securities Act (Alberta) (either alone or in conjunction with any other person), the Shareholder shall act, vote and exercise its power and authority to ensure that this Agreement is complied with by such corporation or trust.

4.	Covenants, Representations and Warranties of Purchaser and Guarantor. Each of Purchaser and Guarantor represents and warrants that it is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement enforceable by the Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and the availability of equitable remedies. Each of Purchaser and Guarantor further represents and warrants that the execution and delivery of this Agreement and the fulfillment of the terms hereof by Purchaser and Guarantor does not and will not result in a breach of any agreement or instrument to which it is a party or by which it is contractually bound. Except as disclosed in writing by Purchaser to Shareholder on or prior to the date hereof, Purchaser and Guarantor hereby makes to Shareholder the representations and warranties set forth in Schedule 3.1 to the Arrangement Agreement. Each of Purchaser and Guarantor covenants to comply, and to cause Acquisitionco to comply, with the terms of the Arrangement Agreement applicable to each of them.

5.	Termination. Unless otherwise provided for herein, this Agreement and the parties’ rights and obligations hereunder shall terminate and be of no further force or effect, and there shall be no obligation or further liability on the part of the Shareholder, the Purchaser or the Guarantor hereunder, upon the earlier of: (i) the mutual written consent of the Purchaser, the Guarantor and the Shareholder; (ii) without any further action by the Shareholder, the Guarantor or the Purchaser, the Effective Time (as defined in the Arrangement Agreement); (iii) the time at which the Arrangement Agreement is terminated in accordance with its terms; (iv) the time at which the Arrangement Agreement is amended, modified or waived without the prior written consent of the Shareholder, which amendment, modification or waiver would (A) impose additional conditions to completion of the Arrangement, (B) change the amount or form of consideration per CE Franklin Share pursuant to the Arrangement (other than to increase the total consideration per CE Franklin Share or add additional consideration), (C) delay the completion of the Arrangement or (D) otherwise be adverse to the Shareholder, or (v) the time at which the board of directors of CE Franklin withdraws, amends, modifies or qualifies, in a manner adverse to Purchaser, its recommendation that shareholders of CE Franklin vote in favour of the Arrangement Resolution. Either party may terminate this Agreement by notice to the other if the other party has not complied in all material respects with its covenants herein or if any of the representations and warranties of the other party herein is untrue or inaccurate in any material respect. No termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to such termination.

6.	Specific Performance. Each party acknowledges that it may not be possible to measure in money the damage to the other party if it fails to comply with any of its obligations under this Agreement, that every such obligation may be material and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages, and accordingly, each party agrees that the issuance of an injunction or other equitable remedy may be the appropriate remedy for any such failure.

7.	Successors and Assigns. This Agreement and all obligations of the parties hereunder shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns. This agreement may not be assigned by either party without the prior written consent of the other party.

8.	Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

9.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to the Shareholder:

Wilson Distribution Holdings LLC

c/o Schlumberger Limited

5595 San Felipe, 17th Floor

Houston, Texas 77056

Attention:         Michael T. McGuinty

Facsimile:         713-375-3400

with a copy to:

Davies Ward Phillips & Vineberg LLP

1 First Canadian Place, Suite 4400

Toronto, Ontario M5X 1B1

Canada

Attention:         Peter S. Hong

Facsimile:         416-863-0871

if to Purchaser or the Guarantor:

7909 Parkwood Circle Dr

Houston, TX 77036

USA

Attention:         General Counsel

Facsimile:         713-346-4452

with a copy to:

Fraser Milner Casgrain LLP

15th Floor, Bankers Court

850 – 2nd Street SW

Calgary, Alberta, Canada T2P 0R8

Attention:         Toby Allan

Facsimile:         403-268-3100

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10.	Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

11.	Severability. Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not affect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.

12.	Disclosure. The parties acknowledge and agree that (a) a copy of this Agreement may be provided to CE Franklin, (b) the terms of this Agreement may be publicly disclosed pursuant to the press release announcing the Arrangement and pursuant to applicable securities law filings of the parties or CE Franklin and (c) this Agreement may be filed with applicable securities law filings. Each party, to the extent that such party is responsible for the press release or filing, shall ensure that the description of this Agreement in such press release or filing is accurate

13.	Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of Alberta and the parties hereto agree to attorn to the jurisdiction of the courts thereof.

(b)	This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived there from.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WILSON DISTRIBUTION HOLDINGS LLC

Per:	/s/ Michael McGuinty

NOCL HOLDING B.V.

Per:	/s/ Dwight Rettig

DRECO ENERGY SERVICES ULC

Per:	/s/ Dwight Rettig